Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Second Quarter and Year-to-Date Results

August 9, 2013, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported year-to-date earnings of $1.3 million or $0.85 diluted earnings per share compared to $1.1 million or $0.71 diluted earnings per share a year earlier.  Earnings for the quarter were $664,000 or $0.42 diluted earnings per share compared to $509,000 or $0.33 diluted earnings per share a year earlier.  The major contributors to the Bank’s year-to-date performance were a $475,000 decrease in the provision for loan losses, a 43% improvement over last year; a $304,000 or 68% increase in other income due primarily to increased fee income from the sale of other financial instruments and increases in mortgage loan servicing fees; and a $125,000 increase in the gain on the sale of mortgage loans over the first six months of last year.  Net interest income for the six months decreased $523,000 or 8.2% compared to the same period in 2012 primarily because of lower rates and slower loan growth.

Randolph F. Williams, president and CEO stated, “We are especially pleased with the improvement in our troubled loans.  At quarter-end, non-performing assets totaled $4.0 million or 1.09% of total assets, compared to $6.7 million or 1.84%, at the end of 2012. The last time non-performing assets were below $4.0 million was December 2002, some eleven years ago.  With an allowance for loan losses totaling $6.3 million and only $3.8 in non-performing loans we believe we are well reserved against asset deterioration.

Williams continued, “Our community banking focus is why we have been able to achieve these results despite a period of continued economic uncertainty.  We know our customers and we work hard to deliver the service they have come to expect.  Our improved efficiency, robust residential mortgage operation and emphasis on improving credit quality have been keys to our performance.  We are in an enviable position to grow as the economy improves”.

The Bank continues to maintain a strong capital base with a capital-to-asset ratio at June 30, 2012 over 10.8%, and a risk-based capital ratio of 16.39%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.

The closing market price of LSB stock on August 8, 2013 was $25.00 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	June 30, 2013 (Unaudited)	December 31, 2012

Cash and due from banks	$1,349	$25,643
Interest bearing deposits	23,701	5,778
Interest bearing time deposits	1,748	1,740
Securities available-for-sale	47,780	28,004
Loans held for sale	1,476	1,363
Net portfolio loans	266,996	280,257
Allowance for loan losses	6,346	5,900
Premises and equipment, net	7,243	7,069
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank owned life insurance	6,671	6,595
Other assets	5,263	4,976
Total assets	365,412	364,610

Deposits	313,856	308,637
Advances from Federal Home Loan Bank	10,000	15,000
Other liabilities	1,986	2,018
Total liabilities	325,842	325,655

Shareholders’ equity	39,570	38,955
Book value per share	$25.41	$25.04
Equity / assets	10.83%	10.68%
Total shares outstanding	1,559,343	1,555,972

Asset quality data:
Total non-accruing loans	$3,804	$6,443
Non-accruing loans 90 or more days past due	2,012	2,907
Non-accruing loans less than 90 days past due	1,792	3,536
Other real estate / assets owned	162	256
Total non-performing assets	3,966	6,699
Non-performing loans / total loans	1.39%	2.25%
Non-performing assets / total assets	1.09%	1.84%
Allowance for loan losses / non-performing loans	166.82%	91.57%
Allowance for loan losses / non-performing assets	160.01%	88.07%
Allowance for loan losses / total loans	2.32%	2.06%
Loans charged off	$331	$1,710
Recoveries on loans previously charged off	152	179

	Three months ended June 30, (Unaudited)		Six months ended June 30, (Unaudited)
	2013	2012	2013	2012
Selected operating data:
Total interest income	$3,462	$3,950	$7,104	$8,145
Total interest expense	596	851	1,244	1,762
Net interest income	2,866	3,099	5,860	6,383
Provision for loan losses	225	500	625	1,100
Net interest income after provision for loan losses	2,641	2,599	5,235	5,283
Non-interest income:
Deposit account service charges	300	321	573	646
Gain on sale of mortgage loans	527	425	957	832
Net (loss) on sale of real estate owned	---	(56)	(2)	(139)
Other non-interest income	331	185	749	445
Total non-interest income	1,158	875	2,277	1,784
Non-interest expense:
Salaries and benefits	1,551	1,496	3,078	3,015
Occupancy and equipment, net	321	283	640	601
Computer service	156	152	297	300
Advertising	97	89	212	177
Other	645	663	1,218	1,251
Total non-interest expense	2,770	2,683	5,445	5,344
Income before income taxes	1,029	791	2,067	1,723
Income tax expense	365	282	750	619
Net income	664	509	1,317	1,104
Other comprehensive income (loss)	(587)	73	(576)	54
Comprehensive income	77	582	741	1,158

Weighted average number of diluted shares	1,562,935	1,556,696	1,556,492	1,555,646
Diluted earnings per share	$0.42	$0.33	$0.85	$0.71

Return on average equity	6.69%	5.39%	6.67%	5.99%
Return on average assets	0.73%	0.54%	0.73%	0.60%
Average earning assets	$341,925	$325,751	$342,270	$322,368
Net interest margin	3.35%	3.81%	3.42%	3.96%
Efficiency ratio	72.91%	77.21%	72.47%	75.62%